                             GLOBAL ENVIRONMENTAL CORP.
                                    AND SUBSIDIARY

                                     YEARS ENDED

                           OCTOBER 31, 1995, 1994 AND 1993

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993








                                                                         PAGE(s)
                                                                         -------
CONSOLIDATED FINANCIAL STATEMENTS:

Independent Auditors' Report                                              F-1

Consolidated Balance Sheets - October 31, 1995 and 1994                   F-2

Consolidated Statements of Operations -
  Years Ended October 31, 1995, 1994 and 1993                             F-3

Consolidated Statements of Changes in Stockholders' Equity
  (Deficiency) Years Ended October 31, 1995, 1994 and 1993                F-4

Consolidated Statements of Cash Flows -
  Years Ended October 31, 1995, 1994 and 1993                      F-5 to F-6

Notes to Consolidated Financial Statements                        F-7 to F-26

                             INDEPENDENT AUDITORS' REPORT


Board of Directors
Global Environmental Corp. and Subsidiary
Plumsteadville, Pennsylvania

       We have audited the accompanying consolidated balance sheets of Global Environmental Corp. and Subsidiary as of October 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Environmental Corp. and Subsidiary as of October 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

       As discussed in Note 3 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES," effective November 1, 1993.



                                                             RUDOLPH, PALITZ LLP



February 15, 1996
Plymouth Meeting, Pennsylvania

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                             CONSOLIDATED BALANCE SHEETS



                                        ASSETS



                                                                                                         OCTOBER 31,
                                                                                                         ----------
                                                                                                   1995              1994
                                                                                                   ----              ----
CURRENT ASSETS
  Cash and cash equivalents                                                                   $   329,213          $   353,465
  Restricted cash                                                                                 167,894                    -
  Accounts receivable, less allowance for doubtful
    accounts of $41,669 and $55,691, respectively                                               1,721,458            1,588,951
  Inventories                                                                                     932,411            1,168,630
  Costs and estimated earnings in excess of
    billings on uncompleted contracts                                                              77,518               50,972
  Prepaid expenses and other                                                                       52,383               87,212
                                                                                               -----------          -----------

      Total current assets                                                                      3,280,877            3,249,230
                                                                                               -----------          -----------


PROPERTY, PLANT AND EQUIPMENT
  Land                                                                                            150,797              150,797
  Building and improvements                                                                     1,823,825            1,823,825
  Equipment                                                                                     2,690,789            2,593,301
                                                                                               -----------          -----------
                                                                                                4,665,411            4,567,923
  Less - accumulated depreciation and amortization                                             (2,369,535)          (2,148,633)
                                                                                               -----------          -----------

      Total property, plant and equipment, net                                                  2,295,876            2,419,290
                                                                                               -----------          -----------


OTHER ASSETS
  Investment in joint venture                                                                       8,950                8,630
  Restricted cash                                                                                       -              167,894
  Goodwill, net of accumulated amortization of
    $32,027 and $26,917, respectively                                                              70,169               75,279
  Other, net                                                                                       46,192              166,738
                                                                                               -----------          -----------

                                                                                                  125,311              418,541
                                                                                               -----------          -----------


                                                                                               $5,702,064           $6,087,061
                                                                                               -----------          -----------
                                                                                               -----------          -----------


                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                                                                          OCTOBER 31,
                                                                                                          -----------
                                                                                                    1995                 1994
                                                                                                    ----                 ----
CURRENT LIABILITIES
  Revolving loan agreement                                                                    $         -           $  933,530
  Current portion of long-term debt                                                               195,061              692,209
  Accounts payable                                                                              2,030,372            1,464,319
  Billings in excess of costs and estimated earnings
  on uncompleted contracts                                                                        331,262               52,615
  Accrued salaries and wages                                                                      124,787              203,387
  Accrued commissions                                                                              26,700               37,996
  Accrued expenses, other                                                                         486,962              406,285
                                                                                               -----------          -----------


      Total current liabilities                                                                 3,195,144            3,790,341
                                                                                               -----------          -----------


LONG-TERM DEBT, net of current portion                                                          1,946,433            2,649,783
                                                                                               -----------          -----------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
  Common stock, par value $.0001 per share;
    20,000,000 shares authorized; 2,465,144 shares issued                                             247                  247
  Preferred stock, $.001 par value;
    5,000,000 shares authorized; Class of 10%
    Cumulative Convertible Senior Preferred Stock,
    10,500 shares authorized, 7,550 shares issued and
    outstanding in 1995 and 1994 (total of $662,150);
    Series B Cumulative Convertible Senior Preferred Stock,
    16,000 shares authorized, issued and outstanding 1995
    (total of $1,511,319); No shares issued, 1994                                               2,173,469              662,150
  Additional paid-in capital                                                                    1,877,784            1,877,784
  Deficit                                                                                      (3,491,013)          (2,893,244)
  Less: Treasury stock, 95,579 shares, at cost                                                          -                    -
                                                                                              -----------          -----------


      Total stockholders' equity (deficiency)                                                     560,487             (353,063)
                                                                                              -----------          -----------


                                                                                              $ 5,702,064          $ 6,087,061
                                                                                              -----------          -----------
                                                                                              -----------          -----------



                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                       YEARS ENDED OCTOBER 31,
                                                                                       -----------------------
                                                                          1995                  1994                 1993
                                                                          ----                  ----                 ----

NET SALES                                                               $12,419,442           $11,712,336          $ 9,016,051

COST OF GOODS SOLD                                                       10,599,511            10,751,640            7,919,315
                                                                         -----------           -----------          -----------

    Gross profit                                                          1,819,931               960,696            1,096,736

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                                   1,905,507             1,699,431            2,085,309
                                                                         -----------           -----------          -----------

    Loss from operations                                                    (85,576)             (738,735)            (988,573)
                                                                         -----------           -----------          -----------

INTEREST EXPENSE                                                           (300,653)             (373,948)            (323,378)
INTEREST INCOME                                                               3,522                 6,253                2,599
OTHER INCOME                                                                 80,342               127,770                    -
OTHER EXPENSE                                                               (86,569)                    -                    -
                                                                         -----------           -----------          -----------

LOSS BEFORE INCOME TAX BENEFIT                                             (388,934)             (978,660)          (1,309,352)
                                                                         -----------           -----------          -----------

INCOME TAX BENEFIT                                                                -                     -                    -
                                                                         -----------           -----------          -----------


NET LOSS                                                                $  (388,934)          $  (978,660)         $(1,309,352)
                                                                         -----------           -----------          -----------
                                                                         -----------           -----------          -----------


NET LOSS PER SHARE                                                      $      (.25)          $      (.42)         $      (.56)
                                                                         -----------           -----------          -----------
                                                                         -----------           -----------          -----------


WEIGHTED AVERAGE SHARES OUTSTANDING                                       2,369,565             2,360,966            2,333,170
                                                                         -----------           -----------          -----------
                                                                         -----------           -----------          -----------


                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CHANGES IN
                          STOCKHOLDERS' EQUITY (DEFICIENCY)

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993


                                                                                      10% AND SERIES B
                                                                                         CUMULATIVE
                                                                                     CONVERTIBLE SENIOR
                                                          COMMON STOCK                  PREFERRED STOCK
                                                          ------------                  ---------------
                                                     SHARES         AMOUNT         SHARES         AMOUNT
                                                     ------         ------         ------         ------


Balance at October 31, 1992                       2,426,874         $  243              -      $       -

Issuance of 7,500 common shares                       7,500              -              -              -

Net loss                                                  -              -              -              -
                                                  ---------         ------         ------      ---------

Balance at October 31, 1993                       2,434,374            243              -              -

Issuance of 30,770 common shares                     30,770              4              -              -

Issuance of 7,550 preferred shares                        -              -          7,550        662,150

Net loss                                                  -              -              -              -

Dividends on preferred stock                              -              -              -              -
                                                  ---------         ------         ------      ---------

Balance, October 31, 1994                         2,465,144            247          7,550        662,150

Issuance of 16,000 Series B preferred shares              -              -         16,000      1,511,319

Net loss                                                  -              -              -              -

Dividends on preferred stock                              -              -              -              -
                                                  ---------         ------         ------      ---------

Balance, October 31, 1995                         2,465,144         $  247         23,550     $2,173,469
                                                 ----------         ------         ------     ----------
                                                 ----------         ------         ------     ----------



                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                   ADDITIONAL   RETAINED
                                    PAID-IN     EARNINGS            TREASURY STOCK
                                                                   --------------
                                    CAPITAL     (DEFICIT)        SHARES          AMOUNT        TOTAL
                                    -------      -------         ------          ------        -----


Balance at October 31, 1992         1,863,180   ($ 593,490)       (95,579)        $   -      $1,269,933

Issuance of 7,500 common shares         2,108           -              -              -           2,108

Net loss                                  -     (1,309,352)            -              -      (1,309,352)
                                   ----------   -----------     ----------        -------     ----------

Balance at October 31, 1993         1,865,288   (1,902,842)       (95,579)            -         (37,311)

Issuance of 30,770 common shares       12,496           -               -             -          12,500

Issuance of 7,550 preferred shares        -             -               -             -         662,150

Net loss                                  -       (978,660)             -             -        (978,660)

Dividends on preferred stock              -        (11,742)             -             -         (11,742)
                                   ----------   -----------     ----------        -------     ----------

Balance at October 31, 1994         1,877,784   (2,893,244)       (95,579)            -        (353,063)

Issuance of 16,000 Series B
preferred shares                          -              -              -             -       1,511,319

Net loss                                  -       (388,934)             -             -        (388,934)

Dividends on preferred stock              -       (208,835)             -             -        (208,835)
                                   ----------   -----------     ----------        -------     ----------

Balance, October 31, 1995          $1,877,784  ($3,491,013)      ($95,579)        $   -       $ 560,487
                                   ----------   -----------     ----------        -------     ----------
                                   ----------   -----------     ----------        -------     ----------


                                               F-4 (continued)

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED OCTOBER 31,
                                                                                -----------------------
                                                                     1995                1994                1993
                                                                     ----                ----                ----
OPERATING ACTIVITIES:
  Net loss                                                       ($  388,934)         ($ 978,660)        ($1,309,352)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                    279,332             306,034             365,514
    Write-off of deferred financing fees                              86,569                   -              90,927
    Provision for bad debts                                           38,500              21,618              17,934
    Gain on sale of equipment                                              -             (26,227)                  -
    Net (increase) decrease in non-cash current assets:
      Accounts receivable                                           (171,007)           (132,061)            963,275
      Inventories                                                    236,219             (66,215)           (287,252)
      Costs and estimated earnings in excess of
         billings on uncompleted contracts                           (26,546)            608,681            (603,444)
      Prepaid expenses and other                                      34,829             (59,606)            148,312
    Net increase (decrease) in non-debt current liabilities:
         Accounts payable                                            403,926            (435,655)             68,433
         Billings in excess of costs and estimated earnings
           on uncompleted contracts                                  278,647            (111,001)            103,266
         Accrued salaries and wages                                  (78,600)             81,565             (38,430)
         Accrued commissions and accrued expenses, other              69,381             (81,068)            189,175
    (Increase) decrease in other assets, net                         (19,343)             16,822              (1,244)
                                                                  ---------             --------            --------

           Net cash provided by (used in) operating activities       742,973            (855,773)           (292,886)
                                                                  ----------            --------             -------

INVESTING ACTIVITIES:
    Purchase of property, plant and equipment                        (97,488)           (162,628)            (77,990)
    Investment in joint venture                                         (320)             (8,630)                  -
    Proceeds from sale of equipment                                        -              46,286                   -
                                                                  ----------            --------             -------

           Net cash used in investing activities                     (97,808)           (124,972)            (77,990)
                                                                  ----------            --------              ------

FINANCING ACTIVITIES:
    Net borrowings (repayments) under revolving loan agreement      (288,485)            331,202             602,328
    Proceeds from the issuance of long-term debt                           -             548,337             726,875
    Payments of long-term debt                                      (245,543)           (199,565)           (882,008)
    Payment of legal fees in connection with conversion of
         debt to preferred stock                                     (88,681)                  -                   -
    Payments of loan acquisition fees                                      -             (15,000)            (92,084)
    Increase in restricted cash                                            -            (167,894)                  -
    Net proceeds from the issuance of preferred stock                      -             662,150                   -
    Payment of dividends on preferred stock                          (46,708)            (11,742)                  -
                                                                  ----------            --------            ---------

           Net cash provided by (used in) financing activities      (669,417)          1,147,488             355,111
                                                                  ----------           ---------           ---------
NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                 (24,252)            166,743             (15,765)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         353,465             186,722             202,487
                                                                  ----------           ---------           ---------

    CASH AND CASH EQUIVALENTS, END OF YEAR                        $  329,213           $ 353,465           $ 186,722
                                                                  ----------           ---------           ---------
                                                                  ----------           ---------           ---------


                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (CONTINUED)


                                                                        YEARS ENDED OCTOBER 31,
                                                                        -----------------------
                                                                 1995           1994           1993
                                                                 ----           ----           ----

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOWS INFORMATION:
    Cash paid for -

      Interest                                               $298,854       $435,619       $277,866
                                                             --------       --------       --------
                                                             --------       --------       --------

      Income taxes                                            $     -              -        $    12
                                                              -------        -------        -------
                                                              -------        -------        -------

NONCASH FINANCING ACTIVITIES:

    Conversion of Renaissance debt to
      preferred stock (Note 7)                             $1,600,000              -              -

    Reclass of revolving loan to long-term debt
      due to modification of loan agreement (Note 5)         $933,530              -              -

    Accrual of dividends on Senior Preferred Stock
      10% Cumulative Convertible                              $28,794              -              -
      Series B Cumulative Convertible                        $133,333              -              -

    Issuance of 7,500 shares of restricted stock
      in connection with an investment
      banking contract                                              -              -        $ 2,108

    Issuance of long-term debt in connection
      with purchase of equipment                                    -       $439,100       $183,142

    Issuance of 30,770 shares of common stock
      in connection with a legal settlement                         -        $12,500              -

    Reclass of accrued interest to long-term debt
      in connection with Renaissance conversion                     -        $28,298              -

NONCASH INVESTING ACTIVITIES:

      Reclass of deposit on equipment purchase                      -       $ 21,451              -



                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 1. BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

              Global Environmental Corp. (formerly Affiliated National, Inc.) was incorporated on October 6, 1987. Effective August 1, 1988, Global Environmental Corp. acquired all of the issued and outstanding common shares of Global Environmental Holdings, Inc. (Global) (Note 2).

              Danzer Metal Works Company (Danzer), a wholly-owned subsidiary of Global, is principally engaged in the design, manufacture and installation of fabricated metal products. Products produced are normally based upon specifications received from customers. Danzer's revenues represent approximately 60% of the Company's total revenues and are generated throughout the United States. Rage, Inc. ("Rage"), a wholly-owned subsidiary of Global, is engaged in the business of engineering, and supplying pneumatic material handling systems (Note 2). Revenues from the Rage subsidiary represent approximately 40% of the Company's total revenues and are generated throughout the United States.

              Effective June 20, 1989, Affiliated National, Inc. changed its name to Global Environmental Corp.

              The accompanying consolidated financial statements present the accounts of Global Environmental Corp. and its wholly-owned subsidiary. The entities are collectively referred to herein as the "Company". All significant intercompany transactions and balances have been eliminated in consolidation.

              The Company uses the equity method of accounting for a 49% owned interest in a joint venture. The original investment is recorded at cost, adjusted for the Company's share of undistributed earnings or losses. The operations of the joint venture are presently immaterial.

         Summary of Significant Accounting Policies

         REVENUE RECOGNITION

              Revenues from the manufacture of sheet metal products and fabrications are generally recognized when products are shipped to the customer.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



NOTE 1. BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Summary of Significant Accounting Policies (CONTINUED)

    REVENUE RECOGNITION (CONTINUED)

         Contract revenues are recognized utilizing the percentage of completion method of accounting. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provision for estimated losses on contracts are made during the period in which the Company first becomes aware that a loss on a contract is probable. Total estimated costs are periodically revised, if necessary, to reflect changes to the original contract and changes to total estimated contract costs based upon deviations of actual costs to date from original estimates and anticipated future deviations from such original estimates. The percentage of completion method relies heavily on the use of estimates and assumptions by management. Actual results of operations could differ from those estimates.

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts," represents amounts billed in excess of revenues recognized.

    INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market and are comprised of the following components:

                                                  OCTOBER 31,
                                                  ----------
                                           1995               1994
                                           ----               ----
Raw materials and supplies               $585,473          $  491,194
Work-in-process                           161,960             677,436
Finished goods                            184,978                   -
                                         --------          ----------
                                         $932,411          $1,168,630
                                         --------          ----------
                                         --------          ----------


         Work-in-process and finished goods include purchased materials, direct labor and allocated overhead.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



NOTE 1. BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Summary of Significant Accounting Policies (CONTINUED)

    PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment placed in service are depreciated on the straight-line method over the following estimated useful lives:

    Building and improvements     10 to 30 years
    Equipment                      5 to 20 years

         Depreciation and amortization expense of property, plant and equipment for the years ended October 31, 1995, 1994 and 1993 was $220,902, $208,017, and
$232,374, respectively.

    CASH EQUIVALENTS

         Cash equivalents consist of all highly liquid investments purchased with an original maturity of three months or less.

    INCOME TAXES

         The Company files a consolidated income tax return for Federal tax purposes. Global Environmental Corp., Global and each of Global's subsidiaries file separate state income tax returns. As discussed in Note 3, the Company adopted Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES," effective November 1, 1993.

    MAJOR CUSTOMERS

         The following is a list of the Company's customers which represent 10% or more of consolidated net sales.


PERCENTAGE OF NET SALES                                TOTAL

                                              YEAR ENDED CTOBER 31,
                                              --------------------
                                             1995     1994      1993
                                             ----     ----      ----
   Elevator Manufacturer (Danzer)               -       10%         -
   Rubber Products Manufacturer (Rage)        16%         -         -
   Plastic Product Manufacturer (Rage)                  10%       19%
   Truck Body Manufacturer (Danzer)           20%         -         -


                                        F - 9

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



NOTE 1. BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at a bank which, at various times during the year, exceeded the Federal Deposit Insurance Corporation limit.

    USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

    RECENTLY ISSUED ACCOUNTING STANDARDS

         In March 1995, FASB issued Statement No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" ("Statement"). The Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The Company has not determined the effect, if any, that this Statement will have on its financial position or results of operations.

         In October 1995, FASB issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," ("Statement") which provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the Company's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" (APB No. 25). FASB encourages entities to adopt the fair value-based method but does not require adoption of this method. The Company anticipates that it will continue its current accounting policy; however, if adopted, SFAS No. 123 is not expected to have a material impact on its financial position or its results of operations.

         Both of the above standards would be effective for the Company's fiscal year beginning November 1, 1996.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 2.  OTHER ASSETS

         In connection with the acquisition of Rage, certain other assets were purchased and valued as follows:

    FAVORABLE LEASE TERMS

         A lease agreement was entered into as of the date of the closing with the previous sole stockholder of Rage for the office, manufacturing and warehouse facilities. The Company determined that payments under this lease were $175,000 less in the aggregate than those for similar terms for similar space in the area. This amount was capitalized and amortized over five years, the term of the lease. Amortization expense was $5,833 for the year ended October 31, 1994 and $35,000 for the year ended October 31, 1993. The lease agreement expired December 31, 1993.

    COVENANT NOT-TO-COMPETE

         A covenant not-to-compete was entered into with the previous shareholder of Rage. This amount, valued at $200,000, was capitalized and amortized on a straight-line basis over five years, the term of the agreement. Amortization expense was $6,667 for the year ended October 31, 1994 and $40,000 for the year ended October 31, 1993. The agreement expired December 31, 1993.

    GOODWILL

         The purchase price in excess of the fair value of the net assets of Rage acquired was $105,446. This amount is being amortized over 20 years. Amortization expense was $5,110 for the years ended October 31, 1995, 1994 and 1993.

    OTHER

         Included in other assets as of October 31, 1995 and 1994 are certain deferred financing fees incurred in connection with the issuance of long-term debt (Notes 4 and 5). In connection with the conversion of long-term debt, in December 1994, the Company wrote-off the related deferred financing fees (Note
5).

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 3.  INCOME TAXES (BENEFIT)

         Effective November 1, 1993, the Company changed its method of accounting for income taxes to comply with Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." A requirement of SFAS No. 109 is that deferred tax assets and liabilities be recorded for any temporary differences between the financial statement and tax bases of assets and liabilities, using the currently enacted tax rate expected to be in effect when the taxes are actually paid or recovered. In accordance with SFAS No. 109, the Company elected to adopt this statement prospectively in fiscal year 1994 by determining an adjustment for the cumulative effect on prior years of the change in method of accounting for income taxes. At November 1, 1993, the cumulative effect on prior years of adopting SFAS No. 109 was $ - 0 -.

         Total income tax expense (benefit) amounted to $-0- in 1995, 1994 and 1993 (effective tax rates of 0%, 0%, and 0%, respectively) compared to income tax expense (benefit) of ($132,000), ($333,000), and ($445,000) computed by applying the statutory rate of 34.0% to loss before income taxes. These differences are accounted for as follows:


                                                           1995
                                                                PERCENT OF
                                                    AMOUNT     PRETAX LOSS
                                                    ------     -----------
Computed "expected" tax benefit                  ($132,000)         (34.0)%
Decrease in benefit due to
valuation allowance provided for
deferred tax assets                                132,000           34.0 %
                                                  ---------          -----
                                                  $       -             0 %
                                                  ---------          -----
                                                  ---------          -----


                                                                      1994
                                                                PERCENT OF
                                                     AMOUNT    PRETAX LOSS
                                                     ------    -----------

Computed "expected" tax benefit                   ($333,000)        (34.0)%
Decrease in benefit due to valuation  allowance
  provided for deferred tax assets                  333,000          34.0 %
                                                   --------         ------

                                                  $       -             0 %
                                                  ---------            ---
                                                  ---------            ---


                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



NOTE 3.    INCOME TAXES (BENEFIT) (CONTINUED)

                                                                   1993
                                                                   ----
                                                                      Percent of
                                                         Amount       Pretax Loss
                                                         ------       -----------
Computed "expected" tax benefit                         ($445,000)        (34.0)%
Decrease in benefit resulting from
limitation on recognition of net
operating loss carryforward                               445,000          34.0 %
                                                         --------          -----
                                                         $      -             0 %
                                                         --------          -----
                                                         --------          -----



     Deferred income tax assets (liabilities) result from differences in the recognition of revenues and expenses for income tax and financial reporting purposes.

     The net deferred tax assets at October 31, 1995 and 1994 include the following:


                                                       1995           1994
                                                       ----           ----
     Deferred tax asset                              $1,123,000      $916,000
     Deferred tax liability                            (125,000)      (82,000)
     Valuation allowance for deferred tax asset        (998,000)     (834,000)
                                                     -----------     ---------
                                                      $        -      $      -
                                                      ----------      --------
                                                      ----------      --------

     The Company has recorded a valuation allowance for its entire net deferred tax asset at October 31, 1995 and 1994 since management believes that it is more likely than not that the deferred tax asset will not be realized.

     The tax effect of major temporary differences that gave rise to the Company's net deferred tax assets at October 31, 1995 and 1994 are as follows:

                                                        1995            1994
                                                        ----            ----
    Net operating loss carryforward                 $1,123,000       $916,000
    Depreciation                                      (125,000)       (82,000
                                                     ---------       --------
                                                     $ 998,000       $834,000
                                                     ---------       --------
                                                     ---------       --------


                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 3.  INCOME TAXES (BENEFIT) (CONTINUED)

     Income tax expense (benefit) for the year ended October 31, 1993 was computed in accordance with the provisions of Accounting Principles Board Opinion No. 11, "ACCOUNTING FOR INCOME TAXES."

     As of October 31, 1995, the Company has available net operating loss carryforwards of approximately $3,211,000 and $3,116,000 that may be applied against taxable income and alternative minimum taxable income, respectively. These carryforwards expire at various dates through fiscal 2010.


NOTE 4.  NOTE PAYABLE

     Effective May 28, 1993, Danzer entered into a loan and security agreement (the "Agreement") with Fremont Financial Corporation comprised of a revolving credit facility (the "Facility") and an equipment term loan (the "Term Loan"). The amount available under the Facility is based on a defined percentage of eligible accounts receivable and inventory. The Company had drawn $645,045 at October 31, 1995 which represented 56% of the amount available under the Agreement at that date. The maximum amounts available under the Facility and the term loan are $1,150,000 and $350,000, respectively. Borrowings under the Agreement accrue interest at prime plus 4.5% (13.25% at October 31, 1995). The Agreement was amended most recently on June 23, 1995, extending the term of the Agreement to January 31, 1997 (Note 5).

     Under the terms of the Agreement, borrowings are collateralized by real estate and Danzer's accounts receivable, inventory and equipment. Borrowings are also guaranteed personally by the President of the Company, limited to a defined amount. The Agreement provides for certain restrictions including, but not limited to, that the Company shall not without prior consent of the lender: a) sell, lease, transfer, exchange or otherwise dispose of any assets except in the ordinary course of business; b) enter into any merger, consolidation, or acquisition of any other business organization; c)guaranty or otherwise become in any way liable with respect to the obligations of any third party; or d) change its ownership by greater than 10%. The Agreement also restricts: payment of compensation and loans and advances to executives, officers, directors and certain others; capital expenditures to a specified level; and distributions to Danzer's Parent. For the year ended October 31, 1995, the Company was in compliance with these covenants. For the year ended October 31, 1994, the Company received a waiver as a result of noncompliance with certain of these covenants.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 5.  LONG-TERM DEBT

              On April 25, 1991, the Company issued to Renaissance Capital Partners, Ltd. ("Renaissance") an unsecured 12 1/2% convertible debenture (the "1991 Debenture"), convertible into common stock, with a face value of $1,250,000.

              On December 30, 1992, Global entered into a second unsecured 12 1/2% convertible debenture (the "1992 Debenture") with Renaissance for $350,000.

              Effective December 31, 1994, Renaissance exchanged the $1,600,000 aggregate amount of 1991 and 1992 debentures for an aggregate of 16,000 shares of the Company's Series B Cumulative Convertible Senior Preferred Stock. In addition, Renaissance agreed to exchange the accrued but unpaid interest on the Debentures through September 30, 1994, totaling $211,635 for a 10% Term Note (the "Term Note") originally due December 31, 1997. (Notes 6 and 7).

              As a result of the conversion of the Renaissance Debentures effective December 31, 1994, the Company no longer has an obligation to meet the minimum financial standards and ratios under the terms of the Debentures. In addition, the 10% Term Note contains no covenant default provisions and a default occurs only for failure to pay principal or interest when due.

              As of October 31, 1995, the Company had not paid interest in the approximate amount of $16,500 on the Term Note due to Renaissance and is therefore in default of the Term Note Agreement. As of October 31, 1995, the lender had waived its right to demand payment of the principal amount of the Term Note of $211,635 until December 31, 1996. The lender has not waived the payment of any past due or future quarterly interest payments.

              In connection with the conversion, the Company wrote-off approximately $87,000 of related deferred financing costs in December 1994.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993






NOTE 5.  LONG-TERM DEBT (CONTINUED)

              The President of the managing General Partner of Renaissance is also a Director of the Company. Interest expense incurred to Renaissance in 1995, 1994 and 1993 was $21,164, $200,000 and $191,968, respectively.

         Consolidated long-term debt consists of the following:



                                                                                  OCTOBER 31,
                                                                                  -----------
                                                                          1995                    1994
                                                                          ----                    ----
Revolving note payable to Fremont Financial
    due January 1997 (Note 4)                                        $  645,045                        -

Note payable to joint venture;
    interest-free, principal due December 31, 1996 (Note 6)             345,000               $  345,000

Mortgage payable to Midlantic Bank
    (formerly Continental Bank);
    Interest due monthly at 9 1/2%; remaining principal
    balance of $354,866 due April 30, 1997;
    collateralized by land and building with a
    cost of approximately $527,000                                      354,866                  365,269

12 1/2% convertible debentures payable to Renaissance                         -                1,600,000

10% Term Note payable to Renaissance;
    Interest payable quarterly commencing March 31,
    1995; principal due December 31, 1996                               211,635                  211,635

Term Loan payable to Fremont Financial;
    monthly principal payments of $5,833 plus interest
    at prime plus 4.5%; principal due June 1997                         116,667                  180,833
Term Loans payable to US Amada, Ltd.;
    monthly principal payments ranging from $3,450 to
    $9,063 plus interest at 8.5% to 8.75%; final balance
    due October 1, 1999; collateralized by equipment                    465,037                  600,956
Other                                                                     3,244                   38,299
                                                                    -----------              -----------
                                                                      2,141,494                3,341,992
Less  - current portion                                                (195,061)                (692,209)
                                                                    -----------              -----------

    Total long-term debt                                             $1,946,433               $2,649,783
                                                                    -----------              -----------
                                                                    -----------              -----------

                                                                   F - 16

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 5.  LONG-TERM DEBT (CONTINUED)

              Maturities on long-term debt as of October 31, 1995 are as follows:

                   1996                          $  195,061
                   1997                           1,727,930
                   1998                             136,491
                   1999                              82,012
                                                 ----------
                                                 $2,141,494
                                                 ----------
                                                 ----------


NOTE 6.  FINANCING ARRANGEMENTS, OPERATIONS AND MANAGEMENT'S PLANS

              The Company had net sales of approximately $12,400,000 for the year ended October 31, 1995 (a 6% increase over the prior year) and a net loss of $388,934. Working capital increased approximately $627,000 from 1994 to 1995 to a positive balance of approximately $86,000 at October 31, 1995. Stockholders' equity increased by $913,000 to approximately $560,000 at October 31, 1995.

              The Company has experienced difficulty executing a portion of its backlog due to its shortage of working capital. The Company was required to supply a performance bond for approximately $167,000 related to the completion of a certain contract which occurred in the second quarter of its fiscal year ending October 31, 1994. The requirement is for a term of 24 months which will expire March 1, 1996, which will make the funds available. The Company satisfied the requirements of the performance bond by executing a letter of credit, which letter of credit is collateralized by a certificate of deposit (restricted cash) of $167,894. In addition, the Company's Danzer subsidiary is limited to making distributions of no more than 75% of its net cash flow (as defined) to the Company's parent, providing that Danzer maintains a minimum net worth, which net worth was not maintained at October 31, 1995.

              In the opinion of management, the Company's weakened financial condition has been caused by the weak economic climate which has negatively affected the capital goods market where the Company markets its products. It appears that the capital goods market improved somewhat in 1995, having a positive effect on the Company's 1995 results from operations. The backlog at the Company's Danzer subsidiary has been growing. However, the backlog at the Company's Rage subsidiary as of January 31, 1996 has decreased from its average level over the last few years which may adversely affect the Company's results of operations in fiscal 1996.

                       GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 6.  FINANCING ARRANGEMENTS, OPERATIONS AND MANAGEMENT'S PLANS
         (CONTINUED)

              During the fourth quarter of fiscal 1993, the Company acquired the rights to manufacture and sell a product line consisting of utility truck bodies (Morrison) which is similar to a product currently manufactured by the Company. The Company has begun production of the line and has in place a sales force and distributor network to market the product. A portion of the sales of this product, generally approximating 5%, will be paid as a royalty to the seller of this product line to the Company. In fiscal 1995 and 1994, the Company had sales of approximately $1,200,000 and incurred royalties of $66,000 and $58,000, respectively. The Company anticipates increased Morrison sales in fiscal 1996, which should increase coverage of the Company's fixed manufacturing overhead.

              During the first quarter of fiscal 1994, the Company entered into a joint venture agreement (the "Agreement") with Cadema Corporation ("Cadema"). The joint venture has been capitalized by Cadema with $350,000 in cash and by Global with $1,000 in cash. The joint venture's principal objective is to provide the partners with current income by contracting for the design and installation of air pollution control equipment in its name in all areas of the world outside the United States and its territories. The term of the Agreement expires December 31, 1998, unless otherwise extended. Income or loss from the joint venture will be allocated 51% to Cadema and 49% to the Company. The Agreement allows Global, subject to certain conditions, to acquire Cadema's interest in the joint venture for 875,000 shares of Global common stock or $350,000 in cash or an amount equal to Cadema's capital account, whichever is greater, subject to certain antidilution provisions. The Agreement also allows for quarterly distributions of income and capital to the joint venture partners. The Company had borrowed approximately $364,000 from the joint venture as of October 31, 1995.

              In September 1994, the Company completed a 10% Cumulative Convertible Senior Preferred Stock offering whereby 7,550 shares were issued. The Company realized $662,150 of net proceeds, after placement fees and expenses of approximately $93,000. The funds were used to expand the Company's new Morrison product line and provide working capital for overall business activity.

                       GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 6.  FINANCING ARRANGEMENTS, OPERATIONS AND MANAGEMENT'S PLANS
         (CONTINUED)

              Effective December 31, 1994, Renaissance exchanged the $1,600,000 aggregate amount of 1991 and 1992 convertible debentures for an aggregate of 16,000 shares of the Company's Series B Cumulative Convertible Senior Preferred Stock (Notes 5 and 7).

              As of October 31, 1995, the Company was in compliance with the loan covenants with Fremont Financial Corporation and had received waivers of such noncompliance from the lender concerning the year ended October 31, 1994. In addition, the terms of the Loan and Security Agreement with Fremont were modified in 1995 and extend payment of principal until January 1997.

              As of October 31, 1995, the Company was in default under the Term Note due to Renaissance (Note 5). The lender has waived its right to demand payment of the principal amount of the Term Note of $211,635 until December 31,
1996.   (The original due date was December 31, 1997.)  The lender did not waive any interest payments.

              In addition, the terms of the mortgage debt of $354,866 on the Company's premises (which debt was in default as a result of nonpayment by the Company on its original due date of April 1, 1995) were modified in January 1996 and the maturity date extended until April 30, 1997.

              In early February 1996, the Company's revolving loan payable to Fremont Financial Corporation was increased by $200,000. The increase enables the Company to borrow $200,000 in excess of their allowed borrowings under the revolving loan agreement (Notes 4 and 5) and provides additional working capital for overall business activity.

              In light of the Company's backlog at October 31, 1995, its projected cash flow from operations and the market for capital equipment, it is anticipated that the Company will be dependent on increased sales, higher profit margins and/or further infusions of capital in order to sustain its operations. The Company recognizes that the proceeds received from various equity offerings may not be sufficient to fund its current backlog and provide sufficient working capital for fiscal 1996. The Company's ability to meet certain interest and principal payments, as well as its working capital needs to execute its backlog and generate sales volume during fiscal 1996, will be dependent upon the success of the Company's efforts to increase sales volume, as well as the profitability of new business. If it becomes likely that the Company is unable to meet its scheduled interest and principal payments on its debt securities, the Company may need to examine the restructuring of these instruments or the sale of certain assets to satisfy all or a portion of these outstanding liabilities.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993






NOTE 6.  FINANCING ARRANGEMENTS, OPERATIONS AND MANAGEMENT'S PLANS
         (CONTINUED)

              If such efforts to increase the level of business and profitability and/or obtain an infusion of capital are unsuccessful, the Company may need to consider additional steps to reduce costs, generate working capital and improve operating efficiencies to sustain its operations. Such steps may involve the sale of certain assets, the consolidation of operating activities, the sale or discontinuance of a line of business, reductions in staff or other measures, the effect of which is the reduction of expenses, conservation of cash, and/or generation of working capital. The Company is also currently attempting to limit cash outlays, aggressively collect accounts receivable and channel all available resources into its sales function in order to continue all operations on the basis that it can further increase its backlog and sales revenue. The Company believes that the long-term prospects for the industries in which the Company operates are positive and therefore, offer Global opportunity for revenue growth. However, due to the unpredictable course of the U.S. economy, and the lack of environmental regulation enforcement, the realization of this revenue growth cannot be assured.

NOTE 7.  STOCKHOLDERS' EQUITY (DEFICIENCY)

              On May 7, 1990, the Company's stockholders approved a stock option plan to issue both "qualified" and "non-qualified" stock options. Under the Plan, 800,000 options to purchase shares of the Company's common stock may be issued at the discretion of the Company's Board of Directors. The option price per share will be determined by the Company's Board of Directors, but in no case will the price be less than 85% of the fair value of the common stock on the date of grant. Options under the Plan will have a term of not more than ten years with accelerated termination upon the occurrence of certain events. As of October 31, 1995 there were 375,000 options outstanding. Exercise prices ranged from $.30 to $.48 per share with 200,000 options, 150,000 options and 25,000 options exercisable at $.30, $.35, and $.48 per share, respectively. At October 31, 1994, there were 305,000 options outstanding. Exercise prices at October 31, 1994 ranged from $.48 to $1.50 per share with 125,000 options, 30,000 options, 10,000 options, 100,000 options and 40,000 options exercisable at $.48, $.56, $1.19, $1.27, and $1.50 per share, respectively. No options have been exercised as of October 31, 1995. During the year ended October 31, 1995, 350,000 options were granted and 280,000 options were terminated.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 7.  STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

              In connection with a legal settlement during 1994, the Company issued 30,770 shares of common stock, par value $.0001 per share, and warrants to purchase 75,000 shares of common stock through February 9, 1997 at $1.00 per share, subject to adjustment as defined.

              In connection with a consulting agreement effective November 2, 1994, the Company issued warrants to purchase 100,000 shares of common stock through November 1, 1999 at $.50 per share, subject to adjustment as defined.

              During 1994, Global Environmental Corp. completed a private placement offering by selling 7,550 shares of its 10,500 authorized shares of 10% Cumulative Convertible Senior Preferred Stock (the "10% Senior Preferred Stock") at a stated value of $100 per share. The Company raised $662,150, net of placement fees of $92,850 as a result of the offering. Commencing September 30, 1994, dividends are cumulative, payable quarterly in arrears at an annual rate of $10 per share. Total dividends declared during 1994 were $75,500, of which $28,794 were unpaid as of October 31, 1995. The 10% Senior Preferred Stock is voting and convertible into the Company's Common Stock, $.0001 par value, at $.50 per share subject to anti-dilution adjustment and is equivalent to approximately 1,510,000 common shares at October 31, 1995. The Senior Preferred Stock is subject to redemption, at a price of $100 per share plus accrued but unpaid dividends, at the option of the Company provided certain conditions are met. Effective April 30, 1995, the Company registered the shares of common stock issuable upon conversion of the Senior Preferred Stock under the Securities Act of 1933.

              Effective December 31, 1994, Renaissance exchanged the $1,600,000 aggregate amount of 1991 and 1992 Debentures (the "Debentures") (Note 5) for an aggregate of 16,000 shares of the Company's Series B Cumulative Convertible Senior Preferred Stock (the "Series B Stock"), par value $.001 per share, stated value $100 per share. The Company raised $1,511,319 net of legal and other costs of $88,681 incurred in connection with the offering. Commencing December 31, 1994, dividends are cumulative, payable quarterly in arrears at an annual rate of $10 per share. Total dividends declared during 1995 of $133,333 were payable as of October 31, 1995. The Series B Stock is voting and convertible into common stock at $.50 per share, subject to anti-dilution adjustment, and is equivalent to approximately 3,200,000 common shares, $.0001 par value, at December 31, 1994. The Series B stock is subject to redemption at a price of $100 per share plus accrued but unpaid dividends at the option of the Company, provided certain conditions are met.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 7.  STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

              The 10% Cumulative Convertible Preferred Stock and the Series B Stock require the Company to comply with certain affirmative and negative covenants including, but not limited to, the timely filing of financial statements. In addition, it limits the Company's ability to issue new indebtedness, issue other classes of preferred stock, pay dividends on the Company's common stock, purchase equity securities, increase executive compensation, enter into liens and acquire new businesses, among other items. The Company is also subject to registration requirements under certain circumstances. As of October 31, 1995, the Company was in violation of certain of the above covenants. If certain of the violations remain uncured for twelve consecutive months, the holders of the Series B Preferred Stock become entitled to vote as a separate class on certain significant matters.

NOTE 8.  COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

              Amounts classified as "costs and estimated earnings in excess of billings on uncompleted contracts" and "billings in excess of costs and estimated earnings on uncompleted contracts" in the accompanying consolidated balance sheets are as follows:


                                                          OCTOBER 31,
                                                          -----------
                                                      1995            1994
                                                      ----            ----

Costs incurred on uncompleted contracts          $1,906,150       $2,256,268
Estimated earnings                                  514,822          462,956
                                                  ----------       ----------
                                                  2,420,972        2,719,224
Less - billings-to-date                           2,674,716        2,720,867
                                                  ----------       ----------

                                                 ($ 253,744)      ($   1,643)
                                                   ----------       ----------
                                                   ----------       ----------

Included in the accompanying consolidated balance sheets under the following captions:

Costs and estimated earnings  in excess of
 billings on uncompleted contracts               $   77,518       $   50,972


Billings in excess of costs and estimated
 earnings on uncompleted contracts                 (331,262)         (52,615)
                                                  -----------      -----------

                                                  ($253,744)       ($  1,643)
                                                  -----------      -----------
                                                  -----------      -----------


                       GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 9.  CONTRACT RECEIVABLES

              Included in accounts receivable in the accompanying consolidated balance sheets are the following receivables on contracts:


                                                          OCTOBER 31,
                                                          -----------
                                                    1995             1994
                                                    ----             ----
         Completed contracts                     $357,500                -
         Contracts-in-progress                    425,103         $269,715
                                                  --------         --------
                                                 $782,603         $269,715
                                                  --------         --------
                                                  --------         --------



NOTE 10. NET LOSS PER SHARE AMOUNTS

              Net loss per share is calculated after deducting dividends earned on preferred stock ($208,835 and $11,742 in fiscal 1995 and 1994, respectively) from the net loss and dividing by the weighted average number of shares of common stock outstanding during the period. The assumed conversions of the 10% and Series B Cumulative Convertible Senior Preferred Stock and assumed exercise of stock options and warrants have not been considered in the calculations of loss per share, since the effect of such conversions/exercise would be antidilutive.

NOTE 11. COMMITMENTS AND CONTINGENCIES

              Rent expense was approximately $25,000, $25,000 and $80,041 for the years ended October 31, 1995, 1994, and 1993, respectively.

              The Company has an employment contract with an officer. This contract requires the Company to pay an aggregate annual salary of approximately $134,000 plus bonuses based on pretax earnings of certain subsidiaries and/or on a consolidated basis. The contract expires in 1996 and is automatically renewable for successive one-year terms unless cancelled.

              As of October 31, 1995, the Company had outstanding purchase commitments with its vendors totaling approximately $758,000 for the completion of customer contracts.

                       GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

              One of the Company's subsidiaries has a contributory defined benefit pension plan covering all eligible employees who have elected to participate in the Plan. It is the Company's policy to fund pension costs as determined by the Plan's actuary. The weighted average discount rate and expected rate of return on long-term assets used in determining the actuarial present value of the projected benefit obligation were 6% and 7%, respectively. The actuarial information included below, which is as of January 1, 1994, is for the Plan's fiscal year ended December 31, 1994, and is the most recent available information.


              Pension expense for the year ended December 31, 1994, was as follows:
         Benefits earned (service cost)                          $ 5,791
         Interest expense on projected benefit obligation         27,233
         Actual return on Plan assets                             19,819
         Other items                                             (43,217)
                                                                 -------
                                                                  $9,626
                                                                  ------
                                                                  ------

              A summary of the status of the Plan as of January 1, 1994, is as follows:

         Pension benefit obligation:
          Projected benefit obligation:
              Vested                                              ($414,625)
              Non-vested                                             (1,307)
                                                                  ----------
                                                                   (415,932)
    Plan assets at fair value                                       269,895
                                                                   ---------
    Funded status                                                  (146,037)
    Unrecognized gain                                                15,129
    Deferred transition gain/loss                                    71,224
                                                                   ---------

    Accrued pension expense                                        ($59,684)
                                                                   ---------
                                                                   ---------



              The Company also has a defined contribution 401(k) plan which permits voluntary employee contributions up to 6% of compensation and which provides Company contributions up to 3% of employee compensation. 401(k) plan expense for each of the years ended October 31, 1995, 1994 and 1993 was approximately $13,000, $12,000 and $18,000, respectively.

                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

              On August 25, 1993, Global Environmental Corp. (the "Company") entered into a royalty agreement structured as an asset sale and purchase agreement (the "Agreement") with Morrison Industries, L.P., DIP, a Delaware Limited Partnership, (the "Seller"), to buy certain "Intangible" and "Tangible" assets of the Seller, as defined. In consideration of the sale, the Company is required to pay monthly to the Seller, 5% of "Qualified Revenues" as defined, during years 1 through 5 of the Agreement and 2 1/2% of Qualified Revenues, up to $2,000,0000 during years 6 through 10 of the Agreement. In addition, the Agreement stipulates certain annual and quarterly minimum sales levels and requires the Seller to enter into a non-compete agreement indefinitely. Royalty expenses for 1995 and 1994 were $66,000 and $58,000, respectively, of which $15,000 and $38,000 were due at October 31, 1995 and 1994, respectively.

              As of October 31, 1995, Rage is a defendant in a personal injury lawsuit relating to a defect in a product provided by Rage. Since the lawsuit is in the early stage of discovery the exact nature of the allegations is unknown. The Company intends to vigorously defend such claim. Although damages claimed by the plaintiff significantly exceed the Company's insurance coverage, the Company and outside counsel believe that the case will be settled within the Company's insurance policy limits.

NOTE 12. SEGMENT INFORMATION AND PARENT COMPANY FINANCIAL STATEMENTS

              Danzer Metal Works Company, a wholly-owned subsidiary of Global, is principally engaged in the design, manufacture and installation of fabricated metal products.

              Rage, Inc. a wholly-owned subsidiary of Global, is engaged in the business of engineering and supplying pneumatic material handling systems.


              The following represents financial information for each of the Company's reportable industry segments:

                                                    Danzer           Rage        Other         Total
                                                    ------           ----        -----         -----

Net Sales                                         $7,418,000      $5,001,000   $       -    $12,419,000
                                                  ----------      ----------   ---------    -----------
                                                  ----------      ----------   ---------    -----------

Income (loss) from operations
(before management fee)                            ($103,000)       $200,000   ($183,000)      ($86,000)
                                                  ----------      ----------   ---------       --------
                                                  ----------      ----------   ---------       --------

Depreciation, amortization and
 write-off of deferred financing fees               $205,000         $29,000    $132,000       $366,000
                                                  ----------      ----------   ---------       --------
                                                  ----------      ----------   ---------       --------


                      GLOBAL ENVIRONMENTAL CORP. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



NOTE 12. SEGMENT INFORMATION AND PARENT COMPANY FINANCIAL STATEMENTS
(CONTINUED)


              The following represents financial information for each of the
Company's reportable industry segments: (CONTINUED)
                                             Danzer         Rage        Other        Total
                                             ------         ----        -----        -----
Identifiable Assets
  Cash and cash equivalents               $183,000      $     -        $146,000       $329,000
                                          --------      -------        --------       --------

  Restricted cash                                -     $168,000               -       $168,000
                                           -------     --------         -------       --------

  Accounts receivable                     $906,000     $815,000               -     $1,721,000
                                          --------     --------         -------      ---------

  Inventories                             $790,000     $142,000               -       $932,000
                                          --------     --------         -------       --------

  Property, plant and equipment, net    $1,764,000      $62,000        $470,000     $2,296,000
                                        ----------      -------        --------     ----------

  Other                                    $33,000     $162,000        $ 61,000       $256,000
                                           -------     --------        --------       --------

  Capital expenditures                    $ 93,000      $ 4,000               -       $ 97,000
                                          --------      -------        --------       --------

    See Note 1 for summary of significant accounting policies. Segment information for fiscal years prior to October 31, 1995 is unavailable. The "other" column above represents general corporate overhead expenses of the Company's parent corporation, incurred in the management of the consolidated group. Such expenses have not been allocated to the Company's subsidiaries (as "management fees") in the presentation shown above.

    The financial statements of the parent company (Global Environmental Corp. or "Corp.") have not been separately presented because the segment information above provides the relevant information pertaining to such financial statements. Corp.'s assets, exclusive of its investments in and advances to subsidiaries, represent cash of $146,000, property, plant and equipment of $470,000, and immaterial other assets. All of the Company's preferred stock and substantial amounts of long-term debt are also recorded on Corp.'s balance sheet.

    Since Corp.'s only significant source of revenue and cash to pay interest on debt, dividends on preferred stock and corporate overhead results from management fees charged to its Rage and Danzer subsidiaries, and such management fees are limited due to the lack of profitability and positive cash flow of these, subsidiaries as well as certain restrictions on the ability of those subsidiaries to pay distributions or dividends to Corp., available cash to pay interest and principal on debt, dividends on preferred stock and/or dividends on common stock, is severely constrained.